EXHIBIT 5.1

Nicole C. Brookshire T: 617 237-9357 nbrookshire@cooley.com

November 13, 2017

Appian Corporation

11955 Democracy Drive, Suite 1700

Reston, VA 20190

Ladies and Gentlemen:

You have requested our opinion, as counsel to Appian Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-                ) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 4,370,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001, to be sold by certain selling stockholders, including up to 570,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares.

Of the Shares, 4,174,800 of such shares are currently outstanding (the “Outstanding Shares”) and 195,200 of such shares (the “Option Shares”) are issuable pursuant to vested stock options currently outstanding (the “Options”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Option Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of the Company’s Class A common stock is authorized and available for issuance and that the Option Shares are issued pursuant to the terms of the Options as are currently in effect.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Outstanding Shares have been validly issued and are fully paid and non-assessable.

2. The Option Shares, when issued and sold pursuant to the terms of the Options, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire